Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Stockholders.

Intorio, Corp.

We consent to the inclusion in this Amendment #2 to the Registration Statement of Intorio, Corp. on Form S-1, of our report dated April 05, 2021, which includes an explanatory paragraph as to the ability of Intorio, Corp. to continue as a going concern, with respect to our audit of the financial statements of Intorio, Corp. as of February 28, 2021, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus with reference to expert in accounting and auditing.

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: May 21, 2021